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                                                                   EXHIBIT 10.17


                            CENTRUM INDUSTRIES, INC.

                             STOCK OPTION AGREEMENT


         THIS AGREEMENT is made as of this 29th day of February, 1996, by and between Centrum Industries, Inc., a Delaware corporation ("Centrum") and Anthony A. Montani ("Employee").

         WHEREAS, pursuant to the Agreement and Plan of Reorganization between Centrum, Centrum Merging Corporation, and McInnes Steel Company ("McInnes") dated December 5, 1995, as amended February 5, 1996, McInnes has agreed to enter into an employment agreement with the Employee and Centrum has further agreed, in connection with such employment agreement, to grant the Employee an option to purchase shares of Centrum's common stock, effective upon the Effective Date of Merger, as defined therein, according to the terms and conditions of this Stock Option Agreement; and

         WHEREAS, the Centrum Board of Directors has approved the grant of the stock option pursuant to this Agreement to Employee as an inducement to Employee to remain in the employ of Centrum or a Centrum affiliate.

         NOW THEREFORE, in consideration of the mutual covenants contained in this Agreement, the parties hereto agree as follows:

         SECTION 1 - GRANT OF OPTION. Subject to the vesting schedule set forth in Section 2, Centrum hereby grants to Employee the right and option to purchase from it, on the following terms and conditions, all or any part of an aggregate of One Hundred Fifty Thousand (150,000) shares of Centrum's common stock $.05 value (the "Shares"). The purchase price for all Shares shall be One and 50/00 Dollar ($1.50) per share, exercisable and payable as hereinafter provided.

         SECTION 2 - VESTING SCHEDULE. The Employee's right to the option granted in Section 1 shall be conditional and subject to the Employee's continued employment with McInnes, Centrum, or a Centrum affiliate. Except as provided in Section 5, the option shall be deemed to be unconditional and fully vested, as follows:

                 A. If the Employee leaves the employ of McInnes, Centrum, or a Centrum affiliate prior to December 31, 1996, then no shares will deemed to be vested, and the Employee shall not be entitled to purchase any Shares pursuant to this option.

                 B. If the employee remains an employee of McInnes, Centrum or a Centrum affiliate through December 31, 1996, then as of January 1, 1997 the Employee shall have the unconditional and unrestricted right to exercise the option with respect to fifty percent
                          (50)% of the Shares.
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                 C.       If the employee remains an employee of McInnes,
                          Centrum, or a Centrum affiliate through December 31, 1997, then as of January 1, 1998 the Employee shall have the unconditional and unrestricted right to one hundred percent (100%) of the Shares.

The portion of the Shares for which the Employee may exercise the option unconditionally and without restriction as provided in this Section 2 shall hereinafter be referred to as the "Vested Shares."

         SECTION 3 - EXERCISE OF OPTION; CHANGE OF CONTROL. The Employee may elect to exercise the option with respect to Vested Shares at any time on or after January 1, 1997. Notwithstanding the above, if Centrum's officers or directors execute a letter of intent (binding or non- binding) by which Centrum will become a party to a transaction which will effect a "Change of Control" of Centrum, Employee must exercise his options with respect to the Vested Shares within the thirty (30) day period following the date of notice to Employee that a letter of intent has been entered into, or else the option and all rights granted by this Agreement, to the extent those rights have not been exercised, will terminate and become null and void. No partial exercise of such option may be for less than one (1) full Share. For purposes of this Agreement "Change of Control" shall be effected if (i) Centrum merges with or into or consolidates with another corporation following the requisite approval of the shareholders of Centrum of such merger or consolidation and, after giving effect to such merger or consolidation, less than fifty-one (51%) of the then outstanding voting securities of the surviving or resulting corporation represent or were issued in exchange for voting securities of Centrum outstanding immediately prior to such merger or consolidation; (ii) there is a sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of Centrum following the requisite approval of the shareholders of Centrum of such transaction or series of transactions; or (iii) the requisite approval of the shareholders of Centrum is obtained to approve any plan or proposal for the liquidation or dissolution of Centrum. The option shall be exercisable with respect to Vested Shares only by Employee during his lifetime and only if Employee was an employee of McInnes, Centrum or a Centrum affiliate on the date three (3) months prior to the date of exercise. If Employee is disabled within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the "Code"), the reference to the three (3) month period above shall be read as one (1) year.


         SECTION 4 - METHOD OF EXERCISE. The option granted under this Agreement shall be exercisable as provided above, upon written notice to Centrum and the payment in cash to Centrum of the full purchase price of the Vested Shares which the Employee elects to purchase.

         SECTION 5 - TERMINATION OF EMPLOYMENT. In the event that an Employee shall cease to be employed by McInnes, Centrum, or a Centrum affiliate, whether voluntarily or involuntarily, for any reason other than death or disability, all of Employee's rights to further exercise his option(s) as to Vested Shares shall expire six (6) months after the date of termination of employment; provided, however, that if





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the Employee is terminated "without cause," as defined in his employment agreement with McInnes prior to the first anniversary of the date of such employment agreement, then, notwithstanding Section 2 of this Agreement, the number of Shares which shall be deemed to be Vested Shares under this Agreement shall be one-half (1/2) of the total number of shares granted pursuant to
Section 1; and, provided, further, that no option shall be exercisable after the expiration date set forth in Section 7. A leave of absence with the express written consent of Centrum shall not be considered termination of employment for purposes of this Section 5.

         SECTION 6 - DEATH OR DISABILITY OF EMPLOYEE. In the event of the death or disability of an Employee while employed by McInnes, Centrum, or a Centrum affiliate, his right to purchase Vested Shares may be exercised (to the extent that Employee was entitled to do so at the date of his death or disability) by him or, in the case of the death of Employee, by his personal representative or by any person or persons who shall have acquired the option directly from Employee by will or by the laws of descent and distribution, at any time within three (3) months after the date of his death or disability; provided that if an Employee is disabled as defined in Section 3 of this Agreement, the three (3) month period referred to above shall be read as one
(1) year. Notwithstanding anything herein to the contrary, no option shall be exercisable after the expiration of the term of the option set forth in Section 7.

         SECTION 7 - TERMINATION OF OPTION. The option and all rights granted by this Agreement, to the extent those rights have not been exercised will terminate and become null and void at 5:00 p.m. on February 28, 2006.

         SECTION 8 - SHARES AS INVESTMENT. By accepting this option, the Employee acknowledges that any and all Shares purchased pursuant to the exercise of the option under this Agreement shall be acquired for investment and not for distribution, and upon the delivery of any and all of the Shares due to the exercise of the option granted hereunder, the Employee shall deliver to Centrum a representation in writing and in a form acceptable to Centrum that such Shares are being acquired in good faith for investment and not for distribution. This Section 8 shall not apply in the event that the Shares have been registered pursuant to the Securities Act of 1933 and applicable state securities laws.

         SECTION 9 - RESTRICTIONS ON SHARES. The Shares issued pursuant to the exercise of the option granted in Section 1 shall not be registered under federal securities laws or the securities of any state and will, therefore, be deemed restricted and certain restrictions will be applicable upon the resale of such security. Each Share will, upon issuance, contain a restrictive legend in substantially the following form:

                 The common stock represented by this certificate has not been registered under the Securities Act of 1933, as amended or under the securities laws of any state. Each holder desiring to transfer the common stock must furnish Centrum with a written opinion reasonably satisfactory to Centrum in the form and substance from counsel reasonably satisfactory to Centrum by reason of





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                 experience to the effect that the holder may transfer the
                 common stock as desired without registration under the Securities Act or the securities laws of any state.

This Section 9 shall not apply in the event that the Shares have been registered pursuant to the Securities Act of 1933 and applicable state securities laws.

         SECTION 10 - DILUTION OR OTHER AGREEMENT. In the event that additional Shares are issued pursuant to a stock split or a stock dividend, the number of Shares then covered by each outstanding option granted hereunder shall be increased proportionately with no increase in the total purchase price of the Shares then so covered. If the issued and outstanding Shares are reduced by a reverse stock split or other combination of Shares, (other than by a transaction described in Section 3 of this Agreement), the number of Shares then covered by each outstanding option granted hereunder shall be reduced proportionately with no reduction in the total price of the Shares then so covered. In the event that Centrum should transfer assets to another corporation and distribute the stock of such other corporation without the surrender of Shares, and if such distribution is not taxable as a dividend and no gain or loss is recognized by reason of Section 355 of the Code, or some similar section, then the total purchase price of the Shares shall be reduced by an amount which bears the same ratio to the total purchase price then in effect as the market value of the stock distributed with respect to the Shares immediately following the distribution, bears to the aggregate of the market value of such time of a Share and the stock distributed in respect thereof. No fractional shares shall be issued, and any fractional Shares resulting from the computations pursuant to this Section 10, shall be eliminated from the option. No adjustment shall be made for cash dividends or the issuance to stockholders of rights to subscribe for additional Shares or other securities.

         SECTION 11 - RIGHT OF SHAREHOLDER. The Employee shall not have any rights or privileges of a shareholder of Centrum in respect with the Shares transferable upon exercise of the option granted under this Agreement, unless and until certificates representing such Shares shall have been endorsed, transferred, and delivered and the transferee has caused his name to be entered as the shareholder of record on the books of Centrum.

         SECTION 12 - NON-TRANSFERABILITY. The option shall not be transferable and the option may be exercised, during the lifetime of the Employee only by him. Except as specifically provided in this Agreement, the option may not be assigned, transferred, pledged or hypothecated in any way, shall not be assignable by operation of law, including but not limited to a decree in a domestic relations proceeding, and shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the option, and the levy of any execution, attachment, or similar process upon the option in violation of this Agreement, shall be null and void and without effect.





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         SECTION 13  - AFFILIATE.  As used herein, the term "affiliate" shall mean any present or any future corporation which would be deemed an affiliate of Centrum in Rule 12b-2 of the regulations promulgated pursuant to the Securities Exchange Act of 1934.

         SECTION 14 - NOTICES. Any notice to be given under the terms of this Agreement shall be addressed to Centrum in care of its President at 6135 Trust Drive, Suite 104A, Holland, Ohio 43528 with a copy to John W. Hilbert II, Esq., Fuller & Henry P.L.L., One SeaGate, 17th Floor, P. O. Box 2088, Toledo, Ohio 43603 and any notice to be given to Employee shall be addressed to him at 691 Wayne Street, Corry, Pennsylvania 16407, or at such other address as either party may hereafter designate in writing to the other. Any such notice shall be deemed duly given when mailed by prepaid regular, registered, or certified mail.

         SECTION 15 - BINDING EFFECT. This Agreement shall be binding upon Employee and his executors administrators, and representatives and assigns, and upon Centrum and its successors and assigns.

        IN WITNESS WHEREOF, the parties have executed this Agreement on the date first set forth above.


                                             CENTRUM INDUSTRIES, INC.



                                             By:  /s/ George H. Wells
                                                  ------------------------------
                                                  George H. Wells, President and
                                                     Chief Executive Officer

                                             "EMPLOYEE"


                                             /s/ Anthony A. Montani
                                             -----------------------------------
                                             Anthony A. Montani










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